Exhibit 99.1

April 6, 2023

Consent of D.A. Davidson & Co.:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Miami Bancorp, Inc. (the "Seller") as an Appendix to the Joint Proxy Statement/Prospectus relating to the Seller’s proposed merger with United Community Banks, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by United Community Banks, Inc., and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

D.A. Davidson & Co.

Chicago, Illinois

Investment Banking

227 W. Monroe ● Suite 5250 ● Chicago, IL 60606 ● (312) 525-2777 ● FAX (312) 525-2778

www.dadavidson.com/Investment-Banking